Exhibit 10.34

Independent Director Compensation Arrangements

The following compensation arrangements for TTEC Holdings, Inc. (the “Company”) Independent Directors was adopted by the TTEC Compensation Committee and its Board of Directors on February 24, 2021 to be effective as of the start of the 2021/2022 board cycle in May 2021 (the “Effective Date”) until otherwise modified by the Compensation Committee of the Board.  For purposes of these arrangements, the term Independent Director shall mean a director who is not an employee director, whether or not the person qualifies as an “independent director” pursuant to the Rules of the NASDAQ Stock Market as they apply to the Company.

1.	Commencing as of the Effective Date, each Independent Director shall be paid as follows:
(a)	An annual retainer of US $75,000 for Board service (“Annual Retainer”);
(b)	Incremental to Annual Retainer, the Company will also provide special fees for services on Board Committees, if any, as follows:
Chair of Audit Committee	$27,000
Other Members of Audit Committee	$13,500
Chair of Compensation Committee	$20,000
Other Members of Compensation Committee	$10,000
Chair of Nominating and Governance Committee	$15,000
Other Members of Nominating and Corporate Governance Committee	$7,500
(c)

The annual equity grant in restricted stock units (“RSUs”) grant, to be made as of the date of the next Annual Stockholder Meeting in the amount of US $130,000, based on the fair market value of the Company’s common stock on the grant date; provided, however, that the Company will not issue RSUs that are convertible into fractional shares of the Company’s common stock.  The RSUs will vest in full on the earlier of: (i) the first anniversary of the date of grant; (ii) the date of the succeeding year’s Annual Stockholders Meeting; or (iii) any change-in-control event (as defined in the relevant RSU agreement).

2.

All cash fees shall be paid quarterly in arrears, with fees earned during a fiscal quarter to be paid during the first month of the immediately succeeding quarter.  In the event an Independent Director serves as a member of the Board, a member of a Committee or as Chair of a Committee for less than all of a fiscal quarter, the amount of the quarterly installment of each applicable fee under paragraphs 1(a) and 1(b) above shall be pro-rated based on the number of days served during the quarter.

For each Independent Director who joins the Board after the start of the annual board term, the equity grant shall be made at the time Director joining the Board and it is be pro-rated based on the start date through the end of that term.

3.

The fair market value of the Company’s common stock shall be determined by the closing price of the Company’s common stock on the grant date or, if the Company’s common stock is not traded on the NASDAQ Stock Market (or other applicable exchange or quotation system) on the date of the grant, the last preceding trading day.

4.

All equity grants are subject to the Stock Ownership Guidelines for the Board of Directors as approved by the Board from time to time.  Current Guidelines state that within five years of joining our Board, each director must hold common stock valued at 5x their Annual Retainer amount.